                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

  Filed by the Registrant /X/

  Filed by a Party other than the Registrant / /

  Check the appropriate box:
  /X/  Preliminary Proxy Statement
  / / Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
  / /  Definitive Proxy Statement
  / /  Definitive Additional Materials
  / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       MERISTAR HOSPITALITY CORPORATION
               ------------------------------------------------
               (Name of Registrant as specified in its Charter)

               ------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
       N/A
       -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
       N/A
       -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       N/A
       -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
       N/A
       -----------------------------------------------------------------------
     (5) Total fee paid:
       0
       -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
       N/A
       -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
       N/A
       -----------------------------------------------------------------------
     (3) Filing Party:
       N/A
       -----------------------------------------------------------------------
     (4) Date Filed:
       N/A
       -----------------------------------------------------------------------

                                    [LOGO]

                            1010 WISCONSIN AVENUE,
                          N.W.WASHINGTON, D.C. 20007

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of MeriStar Hospitality Corporation (the "Company"), which will be held at the Hilton Washington Embassy Row, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036, on Tuesday, May 11, 1999, at 9:00 a.m., Eastern Time. All holders of the Company's outstanding common stock, par value $.01 per share, as of the close of business on March 22, 1999, are entitled to vote at the Annual Meeting.

     Enclosed for your information are copies of the Company's Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible in order to make certain that your shares will be represented at the Annual Meeting. Failure to vote or to return your proxy card will have the same effect as a vote against the proposal to authorize preferred stock. With regard to the other proposals, if a proxy card indicates an abstention on a particular matter, then the shares represented by such proxy will be counted for quorum purposes and, if a quorum is present, an abstention will have the effect of a vote against the matter.


                              /s/ PAUL W. WHETSELL

                              Paul W. Whetsell
                              Chief Executive Officer and
                              Chairman of the Board

                                    [LOGO]
                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20007

             ----------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MAY 11, 1999

                -----------------------------------------------

To the Stockholders of MERISTAR HOSPITALITY CORPORATION:

     Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of MeriStar Hospitality Corporation (the "Company") will be held at the Hilton Washington Embassy Row, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036, on Tuesday, May 11, 1999 at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

     1. To amend the Company's Second Amended and Restated Certificate of Incorporation, as amended, to provide for authorization of 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company to be issued from time to time with such rights, preferences and priorities as the Board of Directors shall designate; provided that such preferred stock shall not be used for anti-takeover purposes and shall not have super-majority voting rights;

     2. To reelect three member so the Board of Directors to serve for a three-year term expiring on the date of the Annual Meeting in 2002 and until their successors have been duly elected and qualified;

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 22, 1999, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, it is requested that you promptly fill in, sign and return the enclosed proxy card. Failure to vote or to return your proxy card will have the same effect as a vote against the proposal to authorize preferred stock. With regard to the other proposals, if a proxy card indicates an abstention on a particular matter, then the shares represented by such proxy will be counted for quorum purposes and, if a quorum is present, an abstention will have the effect of a vote against the matter.

                                        By Order of the Board of Directors

                                        /s/JOHN EMERY

                                        John Emery
March 18, 1999                          Secretary

                                    [LOGO]

                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20007

                        ------------------------------

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                             TUESDAY, MAY 11, 1999

                        ------------------------------

                                 INTRODUCTION

     The Board of Directors (the "Board of Directors") of MeriStar Hospitality Corporation, a Maryland corporation (the "Company"), is soliciting proxies from holders of the Company's common stock, par value $.01 per share (the "Common Stock"), to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Washington Embassy Row, 2015 Massachusetts Avenue, N.W., Washington, D.C. 20036, on May 11, 1999 at 9:00 a.m. Eastern Time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to Stockholders on or about March 31, 1999.

SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting. Any Stockholder giving a proxy for the meeting has the power to revoke it any time prior to its use by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of the Company. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. The representation in person or by proxy of a majority of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast. With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the calculation of votes and will have no effect. The affirmative vote of holders of record of not less than two-thirds of the outstanding Common Stock on March 22, 1999 (the "Record Date") is required for approval of Proposal
1. The affirmative vote of a majority of the shares present in person or by proxy is required for each of Proposals 2 and 3. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter and broker non-votes will have no effect.

OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 22, 1999 shall be entitled to vote at the Annual Meeting. At the close of business on March 22, 1999, the Company had

[46,831,459] shares of Common Stock outstanding. Each outstanding share of Common Stock receives one vote with respect to matters to be voted on at the Annual Meeting.


                                PROPOSAL NO. 1
                       AUTHORIZATION OF PREFERRED STOCK

     By resolutions adopted on March __, 1999, the Board of Directors approved and declared advisable the adoption of an amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Charter") to provide for authorization of 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company to be issued from time to time with such rights, preferences and priorities as the Board of Directors shall designate; provided that such preferred stock shall not be used for anti-takeover purposes and shall not have super-majority voting rights.

     If the Stockholders of the Company (the "Stockholders") approve the proposed amendment, the Company's Charter will be amended and restated as proposed by the Board of Directors.

Reasons for and Effect of the Proposed Amendment and Restatement

     The proposed amendment and restatement of the Charter would (i) authorize the Board of Directors to issue up to 100,000,000 shares of Preferred Stock and
(ii) authorize the Board of Directors to classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time. Prior to the issuance of shares of each series, the Board of Directors will be required by the Maryland General Corporation Law and Article V, Section 5 of the proposed amended and restated Charter to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series of Preferred Stock. Shares of Preferred Stock of any such series will be available for issuance without further action by the Stockholders (except as required by applicable laws or regulations, including New York Stock Exchange rules).

     The proposed amendment and restatement to authorize Preferred Stock does not effect any change in the number or rights of authorized shares of Common Stock except to the extent that any class or series of Preferred Stock authorized by the Board of Directors may grant to the holders thereof preferential rights that would grant to the holders of such class or series certain preferences or priorities over the holders of the Common Stock, such as a liquidation or dividend preference.

     The Company's primary purpose in having Preferred Stock available for issuance is to allow greater flexibility with respect to future financings or acquisitions and in carrying out other corporate purposes. Since no Preferred Stock has been issued, and the issuance of the same is not currently contemplated, it is not possible to know whether or to what extent such Preferred Stock, if issued, would have preference over the holders of Common Stock in the distribution of any assets in the event of a liquidation.

          If this amendment and restatement is approved by the Stockholders, the Board of Directors would be authorized to issue Preferred Stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the price and terms on which such shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and such other rights, preferences and priorities of such series as the Board of Directors may be permitted to fix under the laws of the State of Maryland as in effect at the time such series is created.

     The Board of Directors has ordered that the Preferred Stock will not be used for anti-takeover purposes and that it will not have super-voting rights.

     The affirmative vote of holders of record of not less than two-thirds of the outstanding shares of Common Stock on the Record Date is required for approval of the proposed amendments to the Charter. If the proposed amendment is approved by the Stockholders, they will become effective upon the acceptance of the Articles of Amendment and Restatement of the Company for record by the State Department of Assessments and Taxation of Maryland, which is expected to occur as soon as reasonably practicable after approval.

     The Board of Directors unanimously recommends that you vote FOR the proposal to authorize the issuance of Preferred Stock in the Company.


                                PROPOSAL NO. 2
                       MANAGEMENT--ELECTION OF DIRECTORS

     Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the reelection of the three persons named below as members of the Board of Directors to serve a three year term expiring on the date of the Annual Meeting in 2002 and until their successors have been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will be unable to serve if reelected. In the event any nominee shall become unavailable to stand for reelection, the proxies named in the accompanying proxy may vote for the election of a substitute nominee designated by the Board of Directors. Certain information concerning such nominees is set forth below.

     The Board of Directors recommends that you vote FOR the election of each of the nominees identified below. Proxies solicited by the Board of Directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.


Name, Principal Occupation                          Served as a
 and Business Experience                           Director Since         Age
-------------------------------------------  ------------------------  ---------

BRUCE G. WILES                                         1998               47

Bruce G. Wiles has been a director, President and Chief Investment Officer of the Company since August 1998. Mr. Wiles was Executive Vice President of American General Hospitality Corporation from April 1996 until August 1998. Mr. Wiles had also served from 1989 until August 1998 as Executive Vice President of American General Hospitality, Inc. ("AGHI"), where he was responsible for AGHI's acquisition and development activities.


JAMES F. DANNHAUSER                                    1998               46

James F. Dannhauser has been a director of the Company since August 1998. Mr. Dannhauser has been the Chief Financial Officer of Premier Parks Inc. since October 1995 and a member of the Board of Directors of Premier Parks since December 1992. Premier Parks Inc. is a publicly-traded company listed on the NYSE. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co.

Incorporated, an investment banking firm. Mr. Dannhauser is a member of the Board of Directors of Lepercq.


MAHMOOD KHIMJI                                         1998               38

Mahmood Khimji has been a director of the Company since August 1998. Mr. Khimji has served as Senior Vice President of Highgate Hotels, Inc., an owner and operator of hotel and commercial properties throughout North America, since 1988. Prior to that, from 1986 to 1988, Mr. Khimji was an associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji serves as a Director of the Texas Hotel/Motel Association.


Directors Whose Terms Do Not Expire at the 1999 Annual Meeting

The following directors' terms do not expire in 1999 and therefore do not stand for reelection at this Annual Meeting:

       Name, Principal Occupation                   Served as a
        and Business Experience                    Director Since         Age
-------------------------------------------  ------------------------  ---------

PAUL W. WHETSELL                                       1998               48

Paul W. Whetsell has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1998 and his current term expires at the Annual Meeting in 2001. Mr. Whetsell has also been Chairman of the Board of Directors and Chief Executive Officer of MeriStar Hotels & Resorts, Inc. since August 1998. Prior to August 1998, Mr. Whetsell had been Chairman of the Board of Directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.


STEVEN D. JORNS                                        1998               50

Steven D. Jorns has been Vice Chairman of the Board of Directors since August 1998 and his current term expires at the Annual Meeting in 2000. Mr. Jorns was also Chief Operating Officer of the Company from August 1998 until January 1999. Mr. Jorns has also been Vice Chairman of the Board of Directors of MeriStar Hotels & Resorts, Inc. since August 1998. Prior to August 1998, Mr. Jorns had been the Chairman of the Board of Directors, Chief Executive Officer and President of American General Hospitality Corporation since April 1996. Mr. Jorns was also the founder of AGHI and had served since its formation in 1981 until August 1998 as its Chairman of the Board of Directors, Chief Executive Officer and President.


DANIEL L. DOCTOROFF                                    1998               40

Daniel L. Doctoroff has been a director of the Company since August 1998 and his current term expires at the Annual Meeting in 2000. Mr. Doctoroff is a Managing Partner of Oak Hill Capital Management, Inc., the management company for Oak Hill Capital Partners, L.P., a private investment partnership. Mr. Doctoroff has been Managing Director of Oak Hill Partners, Inc., the investment advisor to several private investment funds, and its predecessor since August 1987; Vice President and Director of Acadia Partners MGP, Inc. since March 1992; Vice President of Keystone, Inc. since March 1992; and a Managing Partner of Insurance Partners Advisors, L.P. since February 1994. Mr. Doctoroff is also a Director of MeriStar Hotels & Resorts, Inc., Bell & Howell Company and William Scotsman, Inc.


H. CABOT LODGE III                                     1998               42

H. Cabot Lodge III has been a director of the Company since August 1998 and his current term expires at the Annual Meeting in 2001. Mr. Lodge is the co-founder of American Corporate Real Estate, Inc., a real estate investment bank which, through its affiliate, Acre Partners, specializes in long-term net leases with corporations. From August 1983 to August 1995, Mr. Lodge was a Managing Director and Executive Vice President of W.P. Carey & Co. Mr. Lodge is a member of the Board of Directors of TelAmerica Media, Inc., High Voltage Engineering Corp. and Superconducting Core Technologies, Inc. Superconducting Core Technologies filed a [voluntary] petition under [Chapter 11] of the U.S. Bankruptcy Code in [September 1998]. Mr. Lodge is also a principal of Carmel Lodge, LLC, a New York-based investment firm.


JAMES R. WORMS                                         1998               53

James R. Worms has been a director of the Company since August 1998 and his current term expires at the Annual Meeting in 2001. Mr. Worms has served since August 1995 as a Managing Director of William E. Simon & Sons L.L.C., a private investment firm and merchant bank, and President of William E. Simon & Sons Realty, through which the firm conducts its real estate activities. Prior to joining William E. Simon & Sons, Mr. Worms was employed in various capacities since March 1987 by Salomon Brothers Inc, an international investment banking firm, culminating with Managing Director. Mr. Worms is also a Director of MeriStar Hotels & Resorts, Inc.


WILLIAM S. JANES                                       1998               45

William S. Janes has been a director of the Company since August 1998 and his current term expires at the Annual Meeting in 2000. Mr. Janes has served as a Principal and Director of RMB Realty, Inc. since 1990. Prior to that, from 1984 to 1989, Mr. Janes served as Regional General Partner of Lincoln Property Company. Mr. Janes serves as a Director of Paragon Group, Inc., a publicly traded real estate investment trust, as well as Brazos Asset Management, Brazos Fund, Paragon Property Services, Inc. and Carr Real Estate Services. Mr. Janes maintains professional affiliations as a member of the National Association of Real Estate Investment Trusts, the Society of Industrial and Office Realtors and the Urban Land Institute.


             Management--The Board of Directors and its Committees

     On August 3, 1998, CapStar Hotel Company ("CapStar") merged into American General Hospitality Corporation ("AGH") to create the Company (the "Merger"). Each outstanding share of AGH common stock was converted into 0.8475 shares of the Company and each outstanding share of CapStar common stock was converted into 1.0 share of the Company. At the time of the Merger, CapStar stockholders held approximately 56% of the outstanding shares of the Company and AGH stockholders held approximately 44% of the outstanding shares of the Company.

     During the five-month period beginning on August 3, 1998 and ending on December 31, 1998, the full Board of Directors of the Company met two times. Each director attended all meetings of the Board of Directors held while he was a director except Mr. Doctoroff was absent from one Board of Directors meeting.

Board of Directors Committees

     The Board of Directors currently has four committees, an Audit Committee, a Leasing Committee, a Compensation Committee and an Investment Committee.

     The Audit Committee consists of three directors who are not employees of the Company ("Independent Directors"). The Audit Committee is responsible for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. From the date of the Merger until December 31, 1998, the Audit Committee met two times. The current members of the Audit Committee are Messrs. Lodge, Dannhauser and Khimji.

          The Leasing Committee consists of three Independent Directors. The Leasing Committee is responsible for reviewing at least annually the compliance of the Company's lessees with the terms of the related leases, reviewing and approving the terms of any new leases between the Company and its lessees and reviewing any material issues arising under such leases. From the date of the Merger until December 31, 1998, the Leasing Committee met two times. The current members of the Leasing Committee are Messrs. Janes, Dannhauser and Lodge.

     The Compensation Committee consists of three Independent Directors. The Compensation Committee is responsible for the determination of compensation of the Company's executive officers and the administration of the MeriStar Incentive Plan (as defined herein). From the date of the Merger until December 31, 1998, the Compensation Committee met two times. The current members of the Compensation Committee are Messrs. Doctoroff, Worms and Janes.

     The Investment Committee consists of the Chairman of the Board and three Independent Directors. The Investment Committee is responsible for reviewing and approving all hotel acquisitions under $40 million and reviewing and recommending to the Board of Directors: (i) all hotel acquisitions over $40 million; and (ii) non-hotel acquisitions. From the date of the Merger until December 31, 1998, the Investment Committee met two times. The current members of this committee are Messrs. Whetsell, Jorns, Doctoroff and Worms.

     The entire Board of Directors acts as the nominating committee for directors and will consider nominations by Stockholders for directors. The Board of Directors would be pleased to receive suggestions from Stockholders about persons it should consider as possible members of the Board of Directors. Any such suggestion should be received by the Secretary of the Company between January 12, 2000 and February 11, 2000.

Compensation of Directors

     Independent Directors of the Company will be paid an annual fee of $20,000. In addition, each Independent Director will be paid $1,250 for attendance at each meeting of the Board of Directors; $1,000 for attendance at each meeting of a committee of the Board of Directors of which such director is a member and $500 for each telephonic meeting of the Board of Directors or a committee thereof of which such director is a member. Directors who are employees of the Company will not receive any fees for their service on the Board of Directors or a committee thereof. The Company will reimburse directors for their out-of-pocket expenses in connection with their service on the Board of Directors.

     Pursuant to the Company's Non-employee Directors' Incentive Plan (the "Directors' Incentive Plan"), each Independent Director is awarded an option to purchase 7,500 shares of Common Stock upon initial commencement of service as a director, whether by appointment or election. Thereafter, each Independent Director is granted an option (a "Stock Option") to purchase 5,000 shares of Common Stock on the first business day following each annual meeting of Stockholders. The exercise price of option grants will be 100% of the fair market value of the Common Stock on the date of grant, and options will vest in three annual installments commencing one year after the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, Common Stock or a combination thereof. Options granted under the Directors' Incentive Plan, once vested, are exercisable for ten years from the date of grant. Upon termination of service as a director, options that have not vested are forfeited and vested options may be exercised until they expire. All options accelerate upon certain changes in control of the Company.


                      MANAGEMENT--THE EXECUTIVE OFFICERS

     The names of the executive officers of the Company as of the date of this Proxy Statement other than Messrs. Whetsell, Jorns and Wiles, who are also members of the Board of Directors, their positions and offices, business experience, terms of office and ages are as follows:

                                                    Served as
       Names, Positions and Offices,               an Executive
         and Business Experience                   Officer Since       Age
----------------------------------------------  -------------------  -------

JOHN EMERY                                              1998            34

John Emery has served as Chief Financial Officer of the Company since August 1998. From June 1997 until August 1998, Mr. Emery served as Chief Financial Officer of CapStar Hotel Company. From March 1996 to June 1997, Mr. Emery served as Treasurer and Secretary of CapStar Hotel Company. From September 1995 to March 1996, he served as Director of Finance of CapStar Hotel Company. Prior to that, from January 1987 to September 1995, he worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the hotel and real estate industries.

                            EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid by the Company during 1998 with respect to the Chief Executive Officer and the three executive officers (the "Named Executive Officers").


                                                                          Long-Term
                                             Annual Compensation         Compensation
                                       --------------------------------  ------------
                                                                                       Securities
                                                           Other Annual   Restricted   Underlying   All Other
 Name And Principal Position    Year    Salary    Bonus    Compensation  Stock Awards   Options    Compensation
-----------------------------  ------  --------------------------------  ------------  ----------  ------------

Paul W. Whetsell(1)(6)          1998   $330,577  $217,710  $  2,312            - (5)   353,743              -
  Chief Executive Officer       1997    251,988   450,000   206,412(8)         -       100,000              -
  and Chairman of the Board     1996    215,081         -     2,312            -       150,000              -

Steven D. Jorns(2)(7)           1998    188,013   199,060         -            -        201,180             -
  Vice Chairman of the Board    1997    100,000    60,000         -            -        250,000             -
                                1996     41,667         -         -      532,500        225,000             -

Bruce G. Wiles(3)(7)            1998    188,713   177,283                      - (5)          -             -
  President and Chief           1997     90,000    45,000         -            -        237,796             -
  Investment Officer            1996     37,500         -         -      177,500         75,000             -

John Emery(4)(6)                1998    250,509   170,050     2,000            - (5)    120,936             -
  Chief Financial Officer       1997    165,715   132,000     4,200            -         85,000             -
                                1996    114,139    20,000         -            -         19,064             -

----------------
(1) During 1998, Mr. Whetsell received (i) $210,000 between January 1, 1998 and August 2, 1998 while an employee of CapStar and (ii) $120,577 between August 3, 1998 and December 31, 1999 while an employee of the Company. Mr. Whetsell received 353,743 Options on August 3, 1998 in connection with the Merger.

(2) During 1998, Mr. Jorns received (i) $72,917 between January 1, 1998 and August 2, 1998 while an employee of AGH and (ii) $115,097 between August 3, 1998 and December 31, 1999 while an employee of the Company. Mr. Jorns received 201,180 Options on August 3, 1998 in connection with the Merger.

(3) During 1998, Mr. Wiles received (i) $64,167 between January 1, 1998 and August 2, 1998 while an employee of AGH and (ii) $188,713 between August 3, 1998 and December 31, 1999 while an employee of the Company.

(4) During 1998, Mr. Emery received (i) $134,163 between January 1, 1998 and August 2, 1998 while an employee of CapStar and (ii) $116,346 between August 3, 1998 and December 31, 1999 while an employee of the Company. Mr. Emery received 120,936 Options on August 3, 1998 in connection with the Merger.

(5) On February 4, 1999, pursuant to the MeriStar Incentive Plan (i) Mr. Whetsell received options to purchase 250,000 shares of the Company, which vest over three years, and 25,000 restricted shares of the Company, which vests over five years, (ii) Mr. Wiles received options to purchase 150,000 shares of the Company, which vest over three years, and 15,000 restricted shares of the Company, which vests over five years, and (iii) Mr. Emery received options to purchase 150,000 shares of the Company, which vests over three years, and 15,000 restricted shares of the Company, which vest over five years.

(6)  Mr. Whetsell and Mr. Emery were officers of CapStar during 1996 and 1997.

(7)  Mr. Jorns and Mr. Wiles were officers of AGH during 1996 and 1997.

(8) Mr. Whetsell received an additional bonus based upon the number of acquisitions made by the Company during 1997.

Stock Option Grants

     The following table sets forth certain information with respect to the options granted to the Named Executive Officers during 1998.

                       Option Grants In Fiscal Year 1998

                                                                                  Potential Value at
                      Number of                                                 Assumed Annual Rates of
                     Securities     % Of Total                                  Stock Price Appreciation
                     Underlying   Options Granted     Exercise                     For Option Term (2)
                      Options     to Employees in       or       Expiration     -------------------------
Name                Granted (1)   1998 Fiscal Year   Base Price     Date            5%           10%
------------------ ------------- ------------------ ------------ -------------- ------------ ------------
Paul W. Whetsell      353,743          37.1%          $21.375      8/3/08       $2,601,787     $8,311,007
Steven D. Jorns       201,180          21.1             32.08      1/2/08         (836,123)     2,084,840
Bruce G. Wiles           -              -                 -          -                -             -
John Emery            120,936          12.7            21.375      8/3/08          889,487      2,841,328

------------------------
(1) All of these options vest in equal installments over three years.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "options spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.


                              COMPENSATION PLANS

The MeriStar Incentive Plan

     The purpose of the MeriStar Incentive Plan is to (i) attract and retain employees, directors and other service providers with ability and initiative,
(ii) provide incentives to those deemed important to the success of the Company and related entities, and (iii) align the interests of these individuals with the interests of the Company and its Stockholders through opportunities for increased stock ownership.

Administration

     The MeriStar Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the MeriStar Incentive Plan. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

Eligibility

     Each employee of the Company or of an affiliate of the Company or any other person whose efforts contribute to the Company's performance, including an employee who is a member of the Board of Directors, is eligible to participate in the MeriStar Incentive Plan ("Participants"). Notwithstanding the foregoing, as a result of the Merger, CapStar options were converted into options in the Company (the "CapStar Options"), whether or not the option holders were to be employed by the Company. The CapStar Options terminate upon the earlier of the tenth anniversary of their issuance or the conclusion of the employees employment with MeriStar Hotels & Resorts, Inc. The Administrator may from time to time grant stock options, stock awards, incentive awards or performance shares to Participants. As of March __, 1999, the class of Participants consisted of approximately ___ persons.

Options

     Options granted under the MeriStar Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash with shares of Common Stock, or with a combination of cash and Common Stock. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% for existing employees (85% in connection with the hiring of new employees) of the shares' fair market value on the date of grant; provided, however, no more than 10% of the shares under the MeriStar Incentive Plan will be granted at less than 100% of fair market value. The exercise price of an ISO may not be less than 100% of the shares' fair market value on the date of grant (110% of the fair market value in the case of an ISO granted to a 10% Stockholder of the Company). Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a 10% Stockholder.

     ISOs may only be granted to employees; however, no employee may be granted ISOs (under the MeriStar Incentive Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 750,000 shares of Common Stock.

Stock Awards

     Participants also may be awarded shares of Common Stock pursuant to a stock award. A Participant's rights in a stock award will be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. A stock award, no portion of which is immediately vested and nonforfeitable, will be restricted, in whole or in part, for a period of at least three years; provided, however, that the period will be at least one year in the case of a stock award that is subject to objectives based on one or more of the foregoing performance criteria. The maximum number of stock awards that may be granted to an individual in any calendar year cannot exceed 50,000 shares of Common Stock.

Incentive Awards

     Incentive awards also may be granted under the MeriStar Incentive Plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. The period in which performance will be measured will be at least one year. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 100% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award or (ii) $250,000.

Performance Share Awards

     The MeriStar Incentive Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock, or by a combination of the two. No Participant may be granted performance shares for more than 12,500 shares of Common Stock in any calendar year.

Transferability

     Awards granted under the MeriStar Incentive Plan are generally nontransferable. The Compensation Committee may, however, grant awards other than ISOs, which are transferable to Permitted Family Members.

Share Authorization

     At any given time, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the MeriStar Incentive Plan will be the total of (i) ten (10%) percent of the number of shares of Common Stock that were outstanding as of the end of the immediately preceding calendar year (rounded downward if necessary to eliminate fractional shares), minus (ii) the number of shares subject to awards that were granted under the MeriStar Incentive Plan through the last day of the immediately preceding calendar year, plus (iii) as of the last day of the immediately preceding calendar year, the number of shares with respect to which previously granted awards have expired. In addition to the foregoing, in no event may the total number of shares of Common Stock covered by outstanding ISOs granted under the MeriStar Incentive Plan, plus the number of shares of Common Stock issued pursuant to the exercise of ISOs, whenever granted under the Amended and Restated Plan, exceed approximately 1.4 million shares. All awards made under the MeriStar Incentive Plan will be evidenced by written agreements between the Company and the Participant. The share limitation and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. As of March __, 1999, the closing price of a share of Common Stock on the New York Stock Exchange was $___.

Termination and Amendment

     No option or stock award may be granted and no performance shares may be awarded under the MeriStar Incentive Plan more than ten years after the earlier of the date that the MeriStar Incentive Plan is adopted by the Board of Directors or the date that it is approved by the Stockholders. The Board of Directors may amend or terminate the MeriStar Incentive Plan at any time, but, except as set forth in the immediately preceding paragraph, an amendment will not become effective without Stockholder approval if the amendment materially
(i) increases the number of shares of Common Stock that may be issued under the MeriStar Incentive Plan (other than an adjustment as described above), (ii) changes the eligibility requirements, or (iii) increases the benefits that may be provided under the MeriStar Incentive Plan.


The MeriStar Directors' Plan

     The purpose of the MeriStar Hospitality Corporation Non-employee Directors' Incentive Plan (the "Directors' Plan") is to attract and retain experienced and knowledgeable persons to serve as outside directors to the Company. The Directors' Plan initially provided for a one-time grant of options to each outside director and an annual grant of shares equal in value to approximately one-half of the director's annual retainer.

Share Authorization

     A maximum of 125,000 shares of Common Stock (which includes 57,256 shares remaining available under the existing Directors' Plan) may be issued under the Directors' Plan. The share limitation and terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

Eligibility

     The Directors' Plan provides for the grant of options to purchase Common Stock to each director who is not an officer or employee of the Company or its subsidiaries (each an "Independent Director").

Independent Director Compensation

     Independent Directors of the Company will be paid an annual fee of $20,000. In addition, each Independent Director will be paid $1,250 for attendance at each meeting of the Board of Directors; $1,000 for attendance at each meeting of a committee of the Board of Directors of which such director is a member and $500 for each telephonic meeting of the Board of Directors or a committee thereof of which such director is a member. Directors who are employees of the Company will not receive any fees for their service on the Board of Directors or a committee thereof. The Company will reimburse directors for their out-or-pocket expenses in connection with their service on the Board of Directors.

Options

     Pursuant to the Directors' Plan, each Independent Director was awarded an option to purchase 7,500 shares of Common Stock on the date of the Merger. In addition, each Independent Director will be granted an option (a "Stock Option") to purchase 5,000 shares of Common Stock on the first business day following the Company's annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of the Common Stock on the date of grant, and options will vest in three annual installments commencing one year after the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, Common Stock or a combination thereof. Options granted under the Directors' Plan, once vested, are exercisable for ten years from the date of grant. Upon termination of service as a director, options that have not vested are forfeited and vested options may be exercised until they expire. All options accelerate upon a change in control of the Company.

MeriStar Common Stock in Lieu of Fees

     Independent Directors may elect to receive all or a portion of their annual retainer in shares of Common Stock rather than cash. Unless an Independent Director elects otherwise, fees paid in stock will be paid at the same time as fees paid in cash.

Amendment and Termination

     The Directors' Plan provides that the Board of Directors may amend or terminate the Directors' Plan at any time. An amendment will not become effective without stockholder approval if the amendment (i) materially increases the number of shares that may be issued under the Directors' Plan or (ii) stockholder approval would be required for compliance with stock exchange rules. No options may be granted under the Directors' Plan after December 31, 2008.


                             EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Paul W. Whetsell, Steven D. Jorns, Bruce G. Wiles and John Emery as of August 3, 1998. With respect to Messrs. Whetsell and Jorns, each agreement has an initial term of five years with automatic renewals on a year-to-year basis thereafter unless terminated in accordance with its terms. The other employment agreements are for an initial term of three years, with automatic renewals on a year-to-year basis thereafter, unless terminated in accordance with their respective terms. Certain material terms of these agreements are as follows:

Base Salary

     Mr. Whetsell receives a base salary of $285,000 per year (Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc.). Mr. Jorns received a base salary of $285,000 per year from August 3, 1998 until January 1, 1999 after which he receives a salary of $135,000 per year (Mr. Jorns also receives a salary of $90,000 per year as an employee of MeriStar Hotels & Resorts, Inc.). Mr. Wiles receives a base salary of $300,000 per year and Mr. Emery receives a base salary of $275,000 per year. Each base salary will be subject to review annually.

Annual Incentive Bonus

     Each executive is eligible to receive an annual incentive bonus at the following targeted amounts of base salary:

                    Threshold              Maximum
                      Target    Target   Bonus Amount
                    ----------  -------  -------------
Paul W. Whetsell..     25%        125%       150%
Steven D. Jorns...     25%        125%       150%
Bruce G. Wiles....     25%        100%       125%
John Emery........     25%        100%       125%

     The amount of the annual bonus is based on the achievement of predefined operating or performance goals and other criteria to be established by the Compensation Committee of the Board of Directors.

Long-Term Incentives

     Each executive is eligible to participate in the MeriStar Incentive Plan. Awards are made in the discretion of the Compensation Committee.

Certain Severance Benefits

     If at any time during the term of their respective employment agreements or any automatic renewal period, the employment of Messrs. Whetsell, Jorns, Wiles or Emery is terminated, he shall be entitled to receive the benefits described below.

     Termination by the Company Without Cause or by the Executive with Good Reason. In the case of Messrs. Whetsell and Jorns, if such executive is terminated without cause or voluntarily terminates with "good reason," he is entitled to a lump-sum payment equal to the product of (x) the sum of (A) his then annual base salary and (B) the amount of his bonus for the preceding year, or if the term of the employment agreement is terminated in its initial year his target bonus for such year, multiplied by (y) the greater of (A) two and (B) a fraction, the numerator of which is the number of days remaining in the term of the employment agreement, without further extension, and the denominator of which is 365. In addition, all of the executive's options and restricted stock will immediately vest and become exercisable for a period of one year thereafter and shares of restricted stock previously granted to the executive will become free from all contractual restrictions, effective as of the termination date. In addition, the Company will continue in effect certain benefits under the employment agreement, including, but not limited to, life and health insurance plans, or their equivalent for a period equal to the greater of two years or the remaining term of the employment agreement, without further extension. In the event the other executives are terminated without cause or voluntarily terminate their employment agreements with "good reason" they will be entitled to receive
(i) a lump-sum payment equal to one time their then annual base salary, (ii) the amount of their bonus for the preceding year, (iii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and
(iv) the continuance of certain benefits under their employment agreements, but only until the earlier of (x) one year from the end of the term of their respective employment agreements or (y) the date on which the executive obtains health insurance coverage from a subsequent employer.

     Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump-sum payment equal to the executive's base salary, plus the pro rata portion of his bonus for the fiscal year in question, in addition to payment for one year of any other compensation due the executive pursuant to his employment contract. Any unvested portion of such executive's stock options and restricted stock will vest immediately and become exercisable for a period of one year thereafter, and the shares of restricted stock previously granted to the executive will become free from all contractual restrictions.

     Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, the executive will receive the accrued and unpaid of his base salary through the termination date. Any unvested options will terminate immediately, and any vested options held by the executive will expire ninety (90) days after the termination date.

     Termination Following a Change in Control. If Mr. Whetsell or Mr. Jorns is terminated without cause or voluntarily terminates with "good reason" within 24 months following a "Change in Control," the executive will receive the following benefits: (i) a lump-sum payment equal to the product of (x) the sum of (A) his then annual base salary and (B) the amount of his bonus for the preceding year, or if the term of the employment agreement is terminated in its initial year his target bonus for such year, multiplied by
(y) the greater of (A) three and (B) a fraction, the numerator of which is the number of days remaining in the term of the employment agreement, without further extension, and the denominator of which is 365; and (ii) all unvested stock options and shares of restricted stock held by the executive will immediately vest and be exercisable for a period of one year thereafter and shares of restricted stock previously granted to the executive will become free from contractual restrictions; and (iii) the continuance of certain benefits under the employment agreement, including, but not limited to, life and health insurance plans, or their equivalent for a period equal to the greater of two years or the remaining term of the employment agreement, without further extension. In the case of the other executives, they would each be entitled to the same type of benefits provided the termination occurred within 18 months of the Change in Control, except their lump-sum payment will only be two times the sum of their then-annual base salary plus bonus, and the total payments would be limited to the amount which is deductible under Section 280G of the Code; but only if, by reason of such limitation, the net after tax benefit of the executive shall exceed the net after tax benefit if such limitation were not made.

     Change in Control Payments. In the case of Messrs. Whetsell and Jorns, in the event that any accelerated vesting of such executive's rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by the executive under
Section 4999 of the Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to the executive in the amount of such excise tax (the "Excise Tax Payment") and shall also make a cash payment to the executive in an amount equal to the total of federal, state and local income and excise taxes for which the executive may be liable on account of such Excise Tax Payment.



                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program provides competitive levels of compensation designed to integrate pay with the Company's annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long term success; and, aligning the interest of executives with the long-term interests of the Company's Stockholders.

          In the interest of balancing all key Stockholder interests, the Compensation Committee believes that the compensation of the executive officers of the Company, along with the compensation of other officers, should be comprised of a combination of base salary, short-term annual incentive bonus under the employment agreements and long-term stock options under the MeriStar Incentive Plan. While these elements are balanced in total in comparison to other comparable organizations, the Compensation Committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term Stockholder value in excess of other comparable organizations.

Base Salary

     In determining the appropriate amount of fixed base pay for officers, the Compensation Committee compared the officers' base salaries with those paid to other executives in the hotel industry.

Incentive Bonus

     Pursuant to employment agreements, certain employees of the Company are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of the executive officers received bonuses for fiscal 1998 in accordance with the terms of his employment agreement. Full bonus payouts will be made only if the Company's performance goals are exceeded. Bonuses will not be available if minimum performance goals are not met.

Stock Options

     Stock options, stock appreciation rights and restricted shares are granted to officers and other key employees of the Company under the MeriStar Incentive Plan as incentives to promote long-term growth and to increase Stockholder value. The Compensation Committee believes that the grant of options focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. At the time of the Merger, the Company granted certain executive officers options to purchase up to 474,679 shares of Common Stock. All options granted were at the fair market value as of the Merger, which was $21.375. Since the value of an option bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of Stockholders, and is therefore an important element of the Company's compensation policy.

Chief Executive Officer Compensation

     Mr. Whetsell's compensation as Chairman of the Board and Chief Executive Officer of the Company for 1998 was $285,000 per year (Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc.), which is comparable to compensation for other chief executive officers in the hotel industry. This compensation was established by the Compensation Committee. Mr. Whetsell's compensation for 1999 will be $285,000 per year (Mr. Whetsell will also receive a base salary of $190,000 per year as an employee of MeriStar Hotels & Resorts, Inc.), which will continue to be comparable with other chief executive officers in the hotel industry. This compensation was established by the Compensation Committee.

Tax Deductibility of Compensation

     Section 162(m) of the Code, generally limits the deductibility on the Company's tax return of compensation over $1 million to any of the officers of the Company unless the compensation is paid pursuant to a plan which is performance-related, non-discriminatory and has been approved by the Company's Stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's officers with appropriate rewards for their performance. The Company did not pay any compensation during 1998 that would be subject to Section 162(m).


                                    The Compensation Committee
                                    Daniel L. Doctoroff
                                    James R. Worms
                                    William S. Janes

                               PERFORMANCE GRAPH

     The following graph compares the cumulative annual return of the Common Stock since August 3, 1998, the date of the Merger, with the cumulative total return of the New York Stock Exchange Market Value Index and the Company's peer group (the "Peer Group") index over the same period, assuming an initial investment of $100 on August 3, 1998, with all dividends reinvested. The Peer Group consists of Boykin Lodging Inc., Felcor Lodging Trust Inc., Host Marriott Corporation, Patriot American Hospitality, Inc. and Sunstone Hotel Investors, Inc. The Company believes that the Peer Group represents the Company's principal competitors in the hotel ownership and management segment of the hospitality industry. In addition, the Peer Group is comprised of publicly traded Companies whose market capitalizations and principal lines of business are comparable to those of the Company.



                                    [GRAPH]



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisitions

     One member of the syndicate of lenders of the Company's $150,000 million of subordinated indebtedness is Oak Hill Securities Fund, L.P. ("Oak Hill Securities") which holds $50 million of the indebtedness. The investment advisor to Oak Hill Securities is Oak Hill Advisors, Inc., one of the principal stockholders of which is Daniel L. Doctoroff, a director of the Company.

     One or more of Messrs. Jorns and Wiles and their respective affiliates owned equity interests relating to the Courtyard by Marriott in Durham, North Carolina acquired by American General Hospitality Corporation ("AGH") in November 1997. Such persons and affiliates received an aggregate of 13,650 operating partnership units in AGH's operating partnership ("AGH OP Units") in exchange for such interests in the Durham hotel which converted at the Merger to 11,568 OP Units. The OP Units were converted into 11,568 shares of Common Stock in December 1998. In addition, in connection with the acquisition of the Courtyard by Marriott Durham, AGH paid an additional $132,000 to such persons as consideration for entering into an indemnification agreement for representations and warranties relating to the partnership that owned the interest in the hotel.

     In January 1999, AGH completed the purchase of the 202-room Holiday Inn in Madison, Wisconsin for an aggregate purchase price of approximately $11.9 million payable through a combination of cash and the issuance of AGH OP Units. The hotel was owned by a private partnership of which a member of Mr. Jorns' family and Mr. Wiles were partners. In connection with the sale of the hotel to the Company, the member of Mr. Jorns' family received 11,837 shares of restricted stock and Mr. Wiles received 5,758 units in the Company's operating partnership ("OP Units") which are convertible into 5,758 shares of Common Stock.

Relationships among Officers and Directors

     Mr. Whetsell is an executive officer, director and Stockholder of MeriStar Hotels & Resorts, Inc. the lessee and manager of a majority of the Company's hotels. Mr. Jorns is an executive officer, director and a holder of limited partnership interests in the operating partnership ("OP Unitholder") of MeriStar Hotels & Resorts, Inc. Mr. Wiles is an OP Unitholder of MeriStar Hotels & Resorts, Inc.

Purchase of Personal Property

     In order for AGH to qualify as a REIT, AGH's operating partnership sold certain personal property relating to certain of the hotels acquired by AGH in connection with its initial public offering to AGH Leasing, L.P. (which has since come under the control of MeriStar Hotels & Resorts, Inc.) for $315,000, which amount was paid by issuance of a promissory note to AGH's operating partnership. The promissory notes are recourse to AGH Leasing, L.P. and bear interest at the rate of 10.0% per annum and require the payment of quarterly installments of principal and interest of approximately $20,000 that will fully amortize the notes over a five-year period ending on July 31, 2001.


                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March __, 1999 by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director who is a Stockholder, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group.

                                                             SHARES BENEFICIALLY
                                                                   OWNED
                                                            ----------------------
NAME & ADDRESS OF BENEFICIAL OWNER                            NUMBER    PERCENTAGE
----------------------------------                          ---------   ----------
The Equitable Companies Incorporated(1)                     6,272,765        11.6%
Franklin Resources, Inc.(2)                                 6,369,042        11.8
ABKB/LaSalle Securities Limited(3)                          1,493,414         2.8
James F. Dannhauser                                                 -          *
Daniel L. Doctoroff(4)                                        322,534          *
John Emery(5)                                                 112,536          *
William S. Janes(6)                                            15,000          *
Steven D. Jorns(7)                                            268,587          *
Mahmood Khimji(8)                                             816,680         1.5
H. Cabot Lodge III(9)                                           6,231          *
Paul W. Whetsell(10)                                          642,192         1.2
James R. Worms(11)                                              7,659          *
Bruce G. Wiles(12)                                            150,646          *
Executive officers and directors as a group (10 persons)    2,342,065         4.3

-----------------------
*    Represents less than 1% of the class.

(1) Beneficial ownership information is based on the Schedule 13G/A jointly filed by Equitable Companies, Inc. and the Equitable Life Assurance Society of the United States (both located at 1290 Avenue of the Americas, New York, New York 10104), AXA (located at 9 Place Vendome, 75001 Paris France), AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (both located at 21, rue de Chateaudun, 75009 Paris France), AXA Conseil Vie Assurance Mutuelle (located at 100-101 Terrasse Boieldieu, 92042 Paris La Defense France), and AXA Courtage Assuance Mutuelle (located at 26, rue

     Louis le Grand, 75002 Paris France), dated February 16, 1999.

(2) Beneficial Ownership information is based on Schedule 13G/A jointly filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. (all located at 777 Mariners Island Boulevard, San Mateo, California 94404), dated February 1, 1999.

(3) Beneficial Ownership information is based on Schedule 13G/A filed by LaSalle Advisors Capital Management, Inc. (located at 100 East Pratt Street, Baltimore, Maryland 21202), dated February 16, 1999.

(4) Includes 53,068 shares held by Cherwell Investors, Inc. ("Cherwell"), 39 shares held by MC Investment Corporation ("MC"), 75,260 shares held by Penobscot Partners, L.P. ("Penobscot"), 100,000 shares held by PTJ Merchant Banking Partners, L.P. ("PTJ Merchant") and 12,132 shares held by Oak Hill Partners, Inc., as to which shares Mr. Doctoroff disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Doctoroff is Managing Director of Oak Hill Partners, Inc., the principal business of which is serving as an investment consultant to Acadia Partners, L.P., which is the sole shareholder of Cherwell. Mr. Doctoroff is also the Executive Vice President of PTJ, Inc., which is the managing general partner of PTJ Merchant. PTJ Merchant is the sole general partner of Penobscot, which is the sole stockholder of MC. Mr. Doctoroff's beneficial holdings also include 15,000 shares of Common Stock that have vested under options granted.

(5) Includes (i) 41,042 shares of Common Stock that have vested under options granted and (ii) 25,146 shares of restricted Common Stock that constitute stock awards.

(6) Includes 15,000 shares of Common Stock that have vested under options granted.

(7) Includes (i) 109,141 shares of Common Stock that have vested under options granted, (ii) 30,000 shares of restricted Common Stock that constitute stock awards and (iii) 11,837 shares of restricted Common Stock.

(8) Includes (i) 801,680 OP Units held by Mr. Khimji and (ii) 15,000 shares of Common Stock that have vested under options granted.

(9) Includes 5,649 shares of Common Stock that have vested under options granted.

(10) Includes (i) 49,375 shares of restricted Common Stock that constitute stock awards, (ii) 133,333 shares of Common Stock that have vested under options granted and (iii) shares held by entities over which Mr. Whetsell has beneficial ownership within the meaning of Rule 13d-3.

(11) Includes 5,649 shares of Common Stock that have vested under options granted.

(12) Includes (i) 23,475 shares of restricted Common Stock that constitute stock awards, (ii) 39,789 shares of Common Stock that have vested under options granted and (iii) 5,758 OP Units held by Mr. Wiles.


Section 16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission

("SEC"). Directors, executive officers and greater than 10% Stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) forms they file.

     Based on a review of the copies of the forms furnished to the Company or representations by reporting persons, all of the filing requirements applicable to its officers, directors and greater than 10% Stockholders were met for fiscal year 1998.

                                PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     At the Annual Meeting, the Stockholders will vote on the ratification of the appointment of KPMG Peat Marwick LLP, certified public accountants ("KPMG"), as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1999. Prior to the Merger, KPMG was the independent auditor of CapStar and PricewaterhouseCoopers LLP ("Pricewaterhouse") was the independent auditor of AGH. Both KPMG and Pricewaterhouse pursued appointment as the independent auditors of the Company. The Audit Committee of the Board of Directors recommended the appointment of KPMG as the Company's independent auditors. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he desires. He will be available to answer appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of the independent auditors.

                                 MISCELLANEOUS

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

Annual Report

     The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1998, is being forwarded to each Stockholder with this Proxy Statement.

Stockholder's Proposals for Next Annual Meeting

     If any Stockholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007, Attention: John Emery, Secretary, between January 12, 2000 and February 11, 2000. In addition, any Stockholder intending to present a proposal for consideration at the next Annual Meeting of Stockholders must also comply with certain provisions of the Company's current Certificate of Incorporation and By-Laws.

Other Matters

     The Board does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a Stockholder vote.


                                         /s/ JOHN EMERY

                                         John Emery
                                         Secretary

March __, 1999

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO JOHN EMERY, SECRETARY, MERISTAR HOSPITALITY CORPORATION, 1010 WISCONSIN AVENUE, N.W., WASHINGTON, D.C. 20007.

                                  DETACH HERE
                                 P  R  O  X  Y

                       MERISTAR HOSPITALITY CORPORATION
                          1010 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C.  20007

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Paul W. Whetsell, Bruce G. Wiles and John Emery, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of MeriStar Hospitality Corporation (the "Company") held of record by the undersigned on March __, 1999 at the Annual Meeting of Stockholders to be held on May 11, 1999 and any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                               SEE REVERSE SIDE

Dear Stockholder:

     Please take note of the important information enclosed in this mailing. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

     Thank you in advance for your prompt consideration of these matters.


                              Sincerely,

                              MERISTAR HOSPITALITY CORPORATION


                                  DETACH HERE


/X/ Please mark votes as in this example.

     1. To amend the Company's Second Amended and Restated Certificate of Incorporation, as amended, to provide for authorization of 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company to be issued from time to time with such rights, preferences and priorities as the Board of Directors shall designate; provided that such preferred stock shall not be used for anti-takeover purposes and shall not have super-majority voting rights.

                                        /  / For         /  / Against

     2. Re-election of Bruce G. Wiles, James F. Dannhauser, Mahmood Khimji as directors of the Company to serve three year terms expiring on the date of the Annual Meeting in 2002 and until their successors have been duly elected and qualified.

                                        /  / For        /  / Against

     3. Ratifying the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

                                        /  /  For       /  / Against

/ /  Mark here for address change and note at left.


_________________________

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.